Exhibit 107.1

Calculation of Filing Fee Table

FORM S-8
Registration Statement Under the Securities Act of 1933
(Form Type)

GARTNER, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0005 par value per share	Rule 457(a) (2)	4,000,000 (3)	$356.89	$1,427,560,000	$110.20 per $1,000,000	$157,317.11
Total Offering Amounts					$1,427,560,000		$157,317.11
Total Fee Offsets							—
Net Fee Due							$157,317.11
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.0005 per share (the “Common Stock”) of Gartner, Inc. that may become issued under the Gartner, Inc. Long-Term Incentive Plan, as amended and restated (the “Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange, on July 27, 2023.
(3)    Represents 4,000,000 additional shares of Common Stock reserved for issuance under the Plan.